Exhibit 99.1

March 22, 2023

To: Top KingWin Ltd (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with (i) the proposed initial public offering (the “Offering”) of certain number of Class A ordinary shares of the Company (the “Ordinary Shares”, or the “Offered Securities”) , by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United State Securities and Exchange Commission (the “SEC”) in relation to the Offering and (ii) the proposed listing of the Ordinary Shares on the NASDAQ Capital Market (the “Listing”).

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth. In delivering this opinion, we have made the following assumptions:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the PRC Subsidiary (as defined in the below) as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Subsidiary, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Subsidiary, and the statements made by the Company, the PRC Subsidiary and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and officers or representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

Opinion regarding F-1 of Top KingWin Ltd

(e)	that all parties to the documents provided to us in connection with this opinion, other than the PRC Subsidiary, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“CAC”	means the Cyberspace Administration of China.

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon (i) the conditions (financial or otherwise), business, properties or results of operations or prospects of the PRC Subsidiary taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated under the Prospectus.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Subsidiary”	means Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd., which is a company incorporated under the PRC laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

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Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Based on our understanding of the current PRC Laws, the ownership structures of the PRC Subsidiary, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect.

2.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly promulgated the M&A Rules, which became effective on September 8, 2006, as amended on June 22, 2009. Based on our understanding of the PRC Laws, we are of the opinion that, subject to the possible filing procedures with the CSRC in accordance with the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies as disclosed in the Prospectus, the approval by the CSRC is not required to be obtained for the Offering. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

3.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

4.	To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Service of Process and Enforceability of Civil Liabilities”, “PRC Regulation”, “Use of Proceeds”, “Our Services”, “Taxation”, and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein, and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

5.	All matters of PRC Laws relating to the Company, the PRC Subsidiary and their respective businesses and other statements with respect to PRC Laws set forth in the Registration Statement are correctly set forth therein in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

6.	On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”), which came into effect on February 15, 2022. Pursuant to the Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) the operators possess over one million individuals’ personal information and seek to list overseas; (ii) the operators are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) the operators carry out any data processing activities which has affected or may affect national security. Based on due inquiries made to the Company, as of the date hereof, we are not aware of the PRC Subsidiaries have any of the aforesaid circumstances and the PRC Subsidiaries are not required by the CAC to go through cybersecurity review. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures.

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The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

(b)	the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(e)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers or representatives of the PRC Subsidiary and the Government Agencies.

(f)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

(Signature Page)

Yours faithfully

Jingtian & Gongcheng

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